Exhibit 16.2

July 20, 2004

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C.  20549

Dear Sirs/Madam:

We have read item 4 of DPAC Technologies Corp. Form 8-K dated July 16, 2004, and have the following comments:

We agree with the statements made in the second and third paragraphs.

We have no basis on which to agree or disagree with the statements made in the first and fourth paragraphs.

Yours truly,

Deloitte & Touche LLP